EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trinity Biotech plc Employee Share Option Plan 2006 of our reports dated April 15, 2010, relating to the consolidated financial statements of Trinity Biotech Plc and its subsidiaries, as of 31 December 2009 and 31 December 2008 and for each of the years in the two year period ended 31 December 2009 and the internal control over financial reporting of Trinity Biotech plc and subsidiaries for the year ended December 31, 2009, appearing in the Annual Report on Form 20-F of Trinity Biotech plc and subsidiaries for the year ended December 31, 2009.

/s/ Grant Thornton

Dublin, Ireland
May 6, 2010